Exhibit 23.7

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context in which they appear, and to the inclusion in this Registration Statement on Form S-8 of Permian Resources Corporation (the “Company”) of our reserves reports relating to Novo Oil & Gas Legacy Holdings, LLC, each dated September 7, 2023, included as exhibits to the Current Report on Form 8-K of the Company filed on September 19, 2023. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr., P.E.
Richard B. Talley, Jr., P.E.
Chief Executive Officer

Houston, Texas

November 8, 2023